Exhibit 10.1

SEPARATION OF EMPLOYMENT AND CONSULTING AGREEMENT

THIS SEPARATION OF EMPLOYMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into by Frank G. Paci (“Paci”) and The Pantry, Inc. (the “Corporation”).  Throughout this Agreement, the Corporation and Paci may be collectively referred to as “the parties.”

Whereas, the Corporation currently employs Paci as Executive Vice President - Finance and Chief Financial Officer, pursuant to an Amended and Restated Employment Agreement dated November 20, 2007, as amended by a First Amendment to Amended and Restated Employment Agreement dated May 2, 2008 (collectively, the “Employment Agreement”);

Whereas, Paci desires to resign from his position as Executive Vice President - Finance and Chief Financial Officer with the Corporation and simultaneously enter into this Agreement with the Corporation effective September 26, 2010 (the “Effective Date”);

Whereas, the Corporation desires to obtain from Paci and Paci desires to provide to the Corporation consulting services from the Effective Date through December 31, 2010; and

Whereas, the Corporation and Paci mutually desire to: establish the terms and conditions of Paci’s post-termination consultancy; terminate their employment relationship on mutually agreeable terms; and avoid all litigation relating to the employment relationship and its termination.

Now Therefore, in consideration of the above and the mutual promises set forth below, Paci and the Corporation agree as follows:

1. RESIGNATION.  As of the Effective Date, Paci hereby resigns from his position as Executive Vice President - Finance and Chief Financial Officer of the Corporation.

2. CONSULTANCY.

    A.           Consulting Services.  For the period of time commencing on the Effective Date and ending on December 31, 2010 (the “Consulting Period”), Paci shall provide such consulting services as may be reasonably requested by the Corporation upon reasonable notice to Paci and shall report directly to the Corporation’s President and Chief Executive Officer.  Provided however, no such consulting services shall be provided during the seven (7) day revocation period described in Paragraph 10 below.  In performing the consulting services, Paci agrees to be available for meetings from time to time at the principal executive offices of the Corporation and elsewhere at such times as may be mutually agreed upon by the parties and agrees to be available for up to 40 hours per month. Failure by Paci to comply with this provision shall be grounds for termination of this Agreement by the Corporation.

    B.           Consulting Fee.  The Corporation shall pay Paci a consulting fee in the amount of Eight Thousand and No/100 Dollars ($8,000.00) per full calendar month during the Consulting Period and a pro-rated portion of such fee for each partial month during the Consulting Period.  The consulting fee shall be paid on the last day of the month.  In addition, the Corporation shall also pay expenses reasonably incurred by Paci in rendering consulting services hereunder. Paci shall submit monthly invoices for his expenses incurred and the Corporation shall pay such expenses within thirty (30) days of receipt of the same.

3. INDEPENDENT CONTRACTOR STATUS.  The parties hereby acknowledge and agree that Paci’s consulting services for the Corporation shall be provided strictly as an independent contractor.  Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Corporation.  Paci understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes.  The Corporation shall not be required to withhold from payment of the consulting fee any state or federal income taxes or to make payments for Social Security (FICA) tax, unemployment insurance, or any other payroll taxes.  The Corporation shall not be responsible for, and shall not obtain, worker’s compensation insurance, disability benefits insurance, or unemployment security insurance coverage for Paci.  Consistent with his duties and obligations under this Agreement, Paci shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his services.

4. PARTICIPATION IN ANNUAL INCENTIVE PLAN; NO ADDITIONAL CONSIDERATION. Notwithstanding that Paci will not be an employee of the Corporation on the date that awards under the Corporation’s Annual Incentive Plan are granted and paid for fiscal year 2010, Paci shall be eligible for such award, if any are granted to other participants.

Except as set forth in this Agreement, it is agreed and understood that the Corporation shall not have any obligation to provide Paci at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plan which provide benefits or payments to former employees according to their terms.  Paci further agrees and acknowledges that he is owed no additional payments from the Corporation beyond what may be due to him under this Agreement.

5. RELEASE.  In consideration of the benefits conferred by this Agreement, PACI (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES CORPORATION AND ITS RELATED PARTIES (DEFINED BELOW) ("RELEASEES") FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH CORPORATION, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of this Agreement, including but not limited to claims:

    (i)           for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

    (ii)           for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (ERISA), Fair Labor Standards Act of 1934 (FLSA), Family and Medical Leave Act of 1993 (FMLA), all as amended, and similar federal, state, and local laws);

    (iii)           under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

    (iv)           for attorneys’ fees.

The release of claims set forth in this paragraph does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, vested retirement benefits or claims described in Paragraphs 6 and 7 below.

For purposes of this Agreement, “Related Parties” means the Corporation’s predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

6. AGENCY CHARGES/INVESTIGATIONS.  Nothing in this Agreement shall prohibit Paci from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Agreement, Paci waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

7. COVENANT NOT TO SUE.  Paci will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation, unemployment or vested retirement benefits referenced in Paragraph 5 above, or where otherwise prohibited by law. If Paci does not abide by this paragraph, then he will (i) return all monies received under this Agreement and Releasees will be relieved of their obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (ii) indemnify Releasees for all expenses they incur in defending the action.

8. CORPORATION INFORMATION AND PROPERTY AND CONTINUING OBLIGATIONS.  Paci shall not at any time after his employment terminates or at any time during the Consulting Period disclose, use or aid third parties in obtaining or using any confidential or proprietary information of the Corporation’s nor access or attempt to access any Corporation computer systems, networks or any resources or data that resides thereon except as may be necessary to perform his consulting services hereunder. Confidential or proprietary information is information relating to the Corporation or any aspect of its business which is not generally available to the public, the Corporation’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge.  Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information, non-competition, or secrecy agreements, including, but not limited to, his obligations under Section 5, “Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property,” of the Employment Agreement.

All records, files or other materials maintained by or under the control, custody or possession of the Corporation or its agents in their capacity as such shall be and remain the Corporation’s property.  Except as may be necessary to perform his consulting services hereunder and as agreed to by the parties, Paci shall: (i) return all of the Corporation’s property including, but not limited to, credit cards; keys; cell phone; access cards; thumb drive(s), laptop(s), mobile communications devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof which he created, received or otherwise obtained in connection with his employment; (ii) permanently delete any Corporation information that may reside on his personal computer(s) or other devices; and (iii) fully cooperate with the Corporation in winding up his work and transferring that work to those individuals designated by the Corporation.

9. COOPERATION.  Paci agrees to cooperate fully with the Corporation in connection with the preparation of its financial statements for its fiscal year 2010, which shall include review and comment on draft financial statements and Form 10-K.  Paci shall also cooperate fully with the Corporation in the defense or prosecution of any claims or in connection with any governmental inquiry related to events or occurrences that existed during the term of his employment, which shall include making himself available to meet with counsel to prepare for discovery or trial and be available as a witness on behalf of the Corporation, at the Corporation’s expense, at mutually agreed times.

10. RIGHT TO REVIEW AND REVOKE.  The Corporation delivered this Agreement to Paci on  August 31, 2010 by hand delivery.  The Corporation desires that Paci have adequate time and opportunity to review and understand the consequences of entering into this Agreement.  Accordingly, the Corporation advises him:

•	to consult with his attorney prior to executing it; and,

•	that he has at least 21 days within which to consider it.

Paci may not execute this Agreement prior to his last day of employment which is the Effective Date.  In the event that Paci does not return an executed copy of this Agreement to Keith Oreson, Senior Vice President - Human Resources at 305 Gregson Drive, Cary, NC 27511 on the Effective Date, this Agreement and the obligations of the Corporation herein shall become null and void.  Paci may revoke this Agreement during the seven (7) day period immediately following his execution of it.  The Agreement will not become effective or enforceable until the revocation period has expired.  To revoke the Agreement, a written notice of revocation must be delivered to Keith Oreson at the above address.

11. CONFIDENTIALITY AND NONDISPARAGEMENT.  Until this Agreement is publicly disclosed by the Corporation, Paci shall keep the terms and provisions of this Agreement confidential, and Paci represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows:  (i) he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement and (ii) he may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law.

       Paci represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Corporation or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Corporation and its employees, shareholders, or similar agents or that would be detrimental to or interfere with, the Corporation or its business.

12. RELEASE OF CONSULTANCY CLAIMS.  Paci and the Corporation covenant and agree that within ten (10) days following the conclusion of the Consulting Period, Paci shall execute and not revoke a second release agreement releasing the Releasees from any and all claims which he has, or may have against the Releasees from the beginning of Paci’s consultancy with the Corporation through the date of the release on a form prescribed by the Corporation, which shall be substantially similar to the release contained in this Agreement, except to account for any changes in any  of the applicable laws governing these releases.

13. OTHER.  Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Paci’s or the Corporation’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended in part, to avoid all litigation relating to Paci’s employment with the Corporation and his resignation therefrom; therefore, it is not to be construed as the Corporation’s admission of any liability to him - liability which the Corporation denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to ADEA.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

PACI REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/Frank G. Paci	9/26/2010
Frank G. Paci	Date

THE PANTRY, INC.

/s/Terrance M. Marks	9/27/2010
Terrance M. Marks President & CEO	Date

6